                                                                     EXHIBIT 5.1


                                August 12, 1998


ReSound Corporation
220 Saginaw Drive, Seaport Centre
Redwood City, CA 94063

     REGISTRATION STATEMENT ON FORM S-8
     ----------------------------------

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 12, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 60,000 shares of your Common Stock (the "Shares") reserved for issuance under the New 1998 Executive Stock Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

     It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the respective agreement which accompanies each grant under the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.


                                        Sincerely,


                                        VENTURE LAW GROUP
                                        A Professional Corporation


EJB